Exhibit 99.1
China TransInfo Technology Corp. Announces

Record Second Quarter Results

Beijing, China - August 14, 2008, China TransInfo Technology Corp., (Nasdaq: CTFO) (“China TransInfo” or the “Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (the “PRC”), today announced its financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights

•	Revenue increased 218.1% year-over-year to a record $5.1 million
•	Gross profit increased 209.5% year-over-year to $3.1 million, or 60.7% of revenue
•	Operating income grew 169.9% year-over-year to $2.3 million
•	Net income increased 152.5% year-over-year to $2.2 million, or $0.11 per basic and fully diluted share
•	Acquired majority ownership of China TranWiseway Information Technology Co., Ltd (“China TranWiseway”)
•	Won a bid to construct the Olympic Games Traffic GIS Application System for the Beijing Traffic Management Bureau
•	Appointed three independent directors to the Company’s board, completing the formation of its audit, compensation and governance and nominating committees and establishing a majority independent board

“Based on our position at the forefront of the transportation information solutions industry, China TransInfo has recorded outstanding results and achieved many significant business developments during the second quarter of 2008,” stated Mr. Shudong Xia, CEO of China TransInfo. “During the three months ended June 30, 2008, we successfully won project bids to build GIS transportation applications for the Beijing Olympic Games as well as for the city of Chengdu. Meanwhile, we also acquired 70% of China TranWiseway in May, which we believe was a significant milestone in achieving our long term goal of building a nationwide transportation information platform.”

Second Quarter 2008 Results

For the three months ended June 30, 2008, total revenue was $5.1 million, a 218.1% increase from $1.6 million posted during the same period in 2007. The rapid growth of the Company’s revenue mainly resulted from increased sales in the transportation, digital city and land & resource segments, which accounted for 48.9%, 33.1%, and 17.9% of the total revenue during the second quarter of 2008, respectively. The new contract bid-win success rate remained at approximately 90% during the quarter, similar to the same period in 2007. During the three months ended June 30, 2008, 56.9% of total sales came from software products, while 43.1% resulted from the sales of hardware products.

Gross profit increased 209.5% to $3.1 million in the second quarter of 2008, compared to $1.0 million in the prior year period. Gross margin was 60.7% as compared to 62.4% during the same period in 2007. The decrease in gross margin was primarily due to increased sales of slightly lower margin software components as a percentage of total sales during the three months ended June 30, 2008.

Selling, general and administrative expenses in the second quarter of 2008 were $0.8 million, an increase of 418.9% from $0.2 million in the second quarter of 2007. The large increase in general and administrative expenses was mainly due to growing staff scale as well as higher administrative expenses associated with being a public company. The rapid increase of selling expenses was mainly attributable to the expanded business operations and the increase in sales volume.

Operating income increased 169.9% to $2.3 million, or 44.5% of revenue, from $0.8 million, or 52.5% of revenue, in the second quarter of 2007.

Net income increased to $2.2 million in the second quarter of 2008, or $0.11 per basic and fully diluted share, as compared to net income of $0.9 million, or $0.06 per basic and fully diluted share, during the same period in 2007.

Six Months 2008 Results

Net revenue was $9.8 million in the six months ended June 30, 2008, up 130.6% from $4.2 million in the six months ended June 30, 2007. Gross profit was $5.5 million with a gross margin of 56.2%, up 193.9% from $1.9 million and a gross margin of 44.1% in the six months ended June 30, 2007. Operating income was $4.0 million with an operating margin of 41.1%, up 180.5% from $1.4 million and an operating margin of 33.8% in the six months ended June 30, 2007. Net income was $3.9 million, or $0.20 per basic and fully diluted share, up 151.6% from $1.5 million, or $0.13 per basic and fully diluted share, in the six months ended June 30, 2007.

Financial Condition

On June 30, 2008, cash totaled $7.8 million, up 14.3% from $6.8 million on December 31, 2007. The increase of cash was mainly due to an increase in sales and net profit as well as an increase in accounts payable for the six months ended June 30, 2008 compared to the same period of 2007. As of June 30, 2008, the Company had working capital of $16.9 million and total current liabilities of $7.8 million. Stockholders’ equity totaled $25.0 million as of June 30, 2008, compared to $19.7 million at the end of 2007.

Net cash provided by operations was $2.0 million for the six months ended June 30, 2008, compared with net cash used in operations of ($0.4) million for the same period in 2007.

Recent Events

•
July 2008, China TransInfo successfully closed a private placement transaction with SAIF Partners III L.P. (“SAIF”), pursuant to which the Company issued and sold to SAIF about 2.59 million shares of the Company’s common stock at a purchase price of $5.80 per share, generating gross proceeds of $15 million

•	July 2008, China TransInfo signed an agreement for taxi advertisements with China Unicom Limited (NYSE: CHU) valued at RMB 5 million (approximately $0.73 million) in the city of Urumqi
•	July 2008, China TransInfo’s common stock began trading on the Nasdaq Capital Market under the trading symbol “CTFO”
•	August 2008, China TransInfo entered into a taxi advertisement placement agreement with Xinjiang Malan Advertisement Limited for a period of five years in the city of Urumqi

Business Outlook

For 2008, the Company expects to achieve revenues of approximately $30.0 million and net income of approximately $11.0 million.

“As China continues to invest heavily in its infrastructure development on a nationwide basis, we believe the demand for advanced GIS technology and software applications will remain strong in the near future. Our recent financing from SAIF, worth $15 million, will allow China TransInfo the financial flexibility to fully take advantage of all potential opportunities in this area,” stated Mr. Shudong Xia, the Company’s CEO. “We are particularly excited about the continued growth of our taxi media platform, which has already been successfully debuted in Urumqi as we move into new markets in the second half of 2008. Also, having completed an upgrade to the NASDAQ Capital Market, we look forward to increased liquidity and a higher profile in the investment community.”

Conference Call

The Company will host a conference call at 08:00 a.m. Eastern time on Friday, August 15, 2008 to discuss its second quarter 2008 results. Hosting the call will be Mr. Crocker Coulson, president of CCG Investor Relations, joined by Mr. Shudong Xia, chief executive officer, Mr. Troy Mao, chief financial officer and Ms. Cathy Zhuang, investor relations supervisor.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-888-339-2688. International callers should dial +1-617-847-3007. When prompted by the operator, mention conference pass code 797 979 41.

If you are unable to participate in the call at this time, a replay will be available for seven days after the call is held. To access the replay, please dial 1-888-286-8010 or +1-617-801-6888 from outside the US and enter pass code 79797941.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city, land and resource filling system based on GIS technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include Electronic Toll Collection technology technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the company website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-FINANCIAL TABLES FOLLOW—

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$5,131,050	$1,613,020	$9,772,299	$4,237,566

Cost of revenues	2,016,663	606,773	4,279,088	2,368,208

Gross profit	3,114,387	1,006,247	5,493,211	1,869,358

Expenses:
Selling, general, and administrative expenses	829,880	159,939	1,478,280	437,934

Income from operations	2,284,507	846,308	4,014,931	1,431,424

Other income (expense):
Interest income	11,956	20,055	27,184	21,062
Interest expense	(9,917)	(4,243)	(9,917)	(12,229)
Minority interest	(120,829)	(211,380)	(214,791)	(233,967)
Decrease in fair value of warrant liability	-	187,499	-	187,499
Other income(expense) - net	(4,239)	100,817	(4,239)	179,152
Total other income (expense)	(123,029)	92,748	(201,763)	141,517

Net income before income taxes	2,161,478	939,056	3,813,168	1,572,941

Provision for income taxes	5,714	85,212	(59,893)	33,767

Net income	$2,155,764	$853,844	$3,873,061	$1,539,174

Weighted average shares of outstanding - basic	19,601,107	14,160,514	19,601,107	11,440,216
Weighted average shares of outstanding- diluted	19,814,371	14,299,403	19,844,610	11,509,660
Income (Loss) per share -
basic	$0.11	$0.06	$0.20	$0.13
diluted	$0.11	$0.06	$0.20	$0.13

Comprehensive income
Net income	$2,155,764	$853,844	$3,873,061	$1,539,174
Translation adjustments	492,392	227,607	1,328,404	291,510
Comprehensive income	$2,648,156	$1,081,451	$5,201,465	$1,830,684

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$7,822,743	$6,842,238
Restricted cash	-	243,852
Accounts receivable	5,024,844	4,246,805
Cost and estimated earnings in excess of billings on
uncompleted contracts	5,909,183	2,659,969
Inventory	711,136	-
Prepayments	3,354,858	2,328,289
Other receivable	1,240,427	812,268
Deferred tax assets	328,365	250,668
Other current assets	286,234	226,061
Total current assets	24,677,790	17,610,150

Prepayment on investment	277,210	260,490

Property and equipment, net	7,484,600	3,574,722

Intangible assets	525,600	-
Goodwill	671,593	-

Total assets	$33,636,793	$21,445,362

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$3,203,813	$446,143
Notes payable	3,063,900	-
Billings in excess of costs and estimated earnings on
uncompleted contracts	529,604	258,265
Accrued expenses	974,527	389,432
Total current liabilities	7,771,844	1,093,840

Minority Interest	870,667	655,876

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares
authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares
authorized , 19,601,107 shares issued and outstanding	19,601	19,601
Additional paid-in capital	11,002,285	10,905,114
Retained earnings	11,756,808	7,883,747
Accumulated other comprehensive gain - translation adjustments	2,215,588	887,184

Total stockholders' equity	24,994,282	19,695,646

Total liabilities and stockholders' equity	$33,636,793	$21,445,362

CHINA TRANSINFO TECHNOLOGY CORP. AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2008	2007

Cash flows from operating activities:
Net income	$3,873,061	$1,539,174
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation and amortization expenses	56,643	17,144
Minority interest	214,791	233,967
Stock-based compensation	97,171
Changes in operating assets:
Increase in restricted cash	252,282	-
Deferred income tax expense (benefit)	(59,893)	33,767
Revaluation of warrant liability	-	(187,499)
(Increase) Decrease in accounts receivable	31,495	(843,326)
(Increase) Decrease in prepayment	(767,926)	(385,595)
(Increase) Decrease in other receivable	(286,710)	(232,469)
(Increase) Decrease in cost and estimated earnings
in excess of billings on uncompleted contracts	(2,185,721)	(270,296)
(Increase) Decrease in inventory	(508,398)	-
(Increase) Decrease in other current assets	(47,141)	(97,817)
Increase (Decrease) in accounts payable	2,185,056	(36,340)
Increase (Decrease) in billings in excess of costs
and estimated earnings on uncompleted contracts	(907,649)	266,402
Increase (Decrease) in accrued expenses	80,148	(458,119)
Net cash provided by (used in) operating activities	2,027,209	(421,007)

Cash flows from investing activities

Cash flows from investing activities:
Cash acquired from reverse acquisition		9,199,660
(Increase) in loan to others	-	(149,812)
Payment of cash to the shareholders of the accounting acquirer	-	(2,000,000)
Decreae in other assets - deposits	-	6,066
Purchases of property and equipment	(3,588,438)	(766,656)
Purchases of intangible assets and goodwill	(1,175,740)	-
Cash acquired from susidiary of CTW	264,415	-
Net cash used in investing activities	(4,499,763)	6,289,258

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	2,836,800	(259,420)
Merger costs charged directly to equity	-	(1,447,361)
Proceeds from issuing shares	-	3,200,000
Net change in CTW minority interest	(100,266)	-
Payable for acquirring CTW	392,897	-
Net cash provided by financing activities	3,129,431	1,493,219

Effect of foreign currency exchange translation	323,628	35,932

Net increase (decrease) in cash	980,505	7,397,402

Cash - beginning	6,842,238	1,321,164
Cash - ending	$7,822,743	$8,718,566

Supplemental disclosures:
Interest paid	$2,825	$12,040
Income taxes paid	$-	$-

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